UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2009

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal	000-50962	59-3764686
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

505 Haines Avenue, Waycross, Georgia 31501
 (Address of principal executive offices)

(800) 342-2824
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 1, 2010, Atlantic Coast Bank (the “Bank”) the wholly owned subsidiary of Atlantic Coast Federal Corporation (the “Company”) entered into an employment agreement with Thomas B. Wagers, Sr., the Chief Financial Officer of the Bank, with Carl W. Insel, the Bank’s Executive Vice President – Retail Operations and with Phillip Buddenbohm, Chief Risk Officer of the Bank. The employment agreement of Mr. Wagers is attached as Exhibit 10.1, the employment agreement of Mr. Insel is attached as Exhibit 10.2 and the employment agreement of Mr. Buddenbohm is attached as Exhibit 10.3 to this Current Report on Form 8-K. These employment agreements have substantially the same terms and conditions as the employment agreements entered into by Messrs. Wagers and Insel on May 8, 2009 and Mr. Buddenbohm on June 24, 2009. These employment agreements have been restated in order for all the employment agreements to have the same review date by the Board of Directors of the Bank.

The agreements for Messrs. Wagers and Insel provide for a three year term while the agreement for Mr. Buddenbohm provides for a one year term with base salaries of $178,000 for Mr. Wagers, $175,000 for Mr. Insel and $139,000 for Mr. Buddenbohm. In addition to the base salary, the agreement provides for, among other things, participation in incentive programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  Upon each anniversary date of the agreement, the term will be extended for an additional year subject to the board of directors conducting a performance review of the executive and approving such renewal.  Under the agreements, the executive’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Wager’s, Mr. Insel’s or Mr. Buddenbohm’s termination or resignation will entitle the executive to payments of severance benefits following termination of employment.  The executive will be entitled to severance benefits under the agreement in the event (A) his employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement within two years after any of the following events: (i) relocation of his principal place of employment to a location that is more than 50 miles from Jacksonville, Florida; (ii) a material reduction in his benefits and perquisites, including base salary; or (iii) a material breach of the agreement by the Bank, provided, however, that a change in the executive’s title or duties will not be considered a material breach of the agreement.  In such event, the executive would be entitled to an immediate cash lump sum severance payment equal to three times (one times for Mr. Buddenbohm) his highest annual rate of base salary at any time during the term of the agreement and three times (one times for Mr. Buddenbohm) his highest annual bonus and non-equity compensation received during the latest three calendar years (most recent calendar year for Mr. Buddenbohm)  prior to the termination, which may be subject to a six month delay if required to comply with Section 409A of the Internal Revenue Code.  In addition, the executive would be entitled, at no expense to him, to the continuation of substantially comparable life, disability and non-taxable medical and dental insurance coverage for such period.

Notwithstanding any provision to the contrary in the agreements, payments under the agreements following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Also on January 1, 2010, the Bank entered into a split dollar life insurance agreement with Thomas B. Wagers, Sr.  The agreement provides that the Bank shall obtain one or more insurance policies on the life of Mr. Wagers.  If Mr. Wagers is employed by the Bank at the time of his death or has retired after completing at least 10 years of employment with the Bank, then Mr. Wagers’ designated beneficiaries will receive a lump sum payment directly from the insurance company equal to three times his highest base annual salary earned during the last 10 years before his death or retirement. The remainder of the insurance proceeds will be paid to the Bank.  The Bank pays the premiums to keep the insurance policies in force and the Bank retains the right to terminate the insurance policies.  At all times, the Bank is the owner of the cash surrender value of the insurance policies.  In the event of a change in control of the Bank, the death benefit coverage remains in place.  Mr. Wagers may not assign any right or interest in the insurance policies and has no ownership interest in the life insurance policies.  The split dollar life insurance agreement with Mr. Wagers is attached as Exhibit 10.4 to this Current Report on Form 8-K.

Item 8.01. Other Events

On December 31, 2009, the Bank completed the sale of its Lake City, Florida branch to HeritageBank of the South (“HeritageBank”). HeritageBank assumed approximately $41 million in deposits and purchased approximately $10 million in consumer and residential mortgage loans.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 10.1: Employment Agreement of Thomas B. Wagers, Sr.
Exhibit 10.2: Employment Agreement of Carl W. Insel
Exhibit 10.3: Employment Agreement of Phillip Buddenbohm
Exhibit 10.4: Split Dollar Life Insurance Agreement of Thomas B. Wagers, Sr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FEDERAL CORPORATION

Date: January 7, 2010	By:	/s/ Robert J. Larison, Jr.
Robert J. Larison, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)